Exhibit 10.6

As of November 28, 2011

Mark Twyman

15 Thornberry Lane

Sudbury, MA 01776

Re:	Offer Letter Agreement

Dear Mark:

On behalf of GI Dynamics, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms and conditions set forth below.

1.	Start Date; Term. Your employment commenced on November 17, 2011 (the “Start Date”) and, subject to Section 8 below, it will continue thereafter until terminated by you or the Company on ninety (90) days’ prior written notice of termination (the “Term”). The ninetieth day following your receipt of the written notice of termination shall be the effective date of termination, provided that the Company may pay you for such 90-day period in lieu of employing you during such time.

2.	Title. During the Term, you will serve as the Chief Commercial Officer of the Company, reporting to the President and Chief Executive Officer. You will perform such executive, managerial, administrative and professional duties as are normally associated with those positions and customarily performed by those holding such offices at businesses similar to the Company. You will devote your full time and best efforts to the business of the Company. Notwithstanding the foregoing, provided that you comply with your obligations in this Offer Letter, your Nondisclosure, Nonsolicitation and Noncompete Agreement (as described in Section 7), and applicable Company policy: (a) you may continue in your role as, and you may become, a member of the board of directors of any non-profit entity or organization, and (b) you may continue in your role as, and upon approval from the Compensation Committee of the Board of Directors of the Company you may become, a member of the board of directors of any other for-profit entity or organization.

3.	Base Compensation. Your base salary will be paid at the rate of $300,000 per year. Your compensation, including base salary, from the Company will be reviewed at least annually by the Compensation Committee of the Board of Directors and may be increased, but not decreased, by the Compensation Committee.

4.	Bonus. You will be eligible for an annual bonus in addition to your base compensation, which for 2012 will be up to a maximum amount of $75,000, if approved in the sole discretion of the Board of Directors. Thereafter you will be eligible for an annual bonus, if approved in the sole discretion of the Board of Directors. The amount, if any, of such bonus shall be paid to you within forty five (45) days following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.

In the event that you do not receive any bonus and/or severance from Genzyme / Sanofi, you will be eligible to receive $50,000 upon the first anniversary of your Start Date and $50,000 upon the second anniversary of your Start Date. You must be a full-time employee at the time of payment to receive your bonus.

5.	Equity Incentive.

(a)	You will be granted subject to Board of Directors approval:

•	An incentive stock option to the maximum extent permitted under law, and a non-qualified stock option otherwise, to purchase up to 1,000,000 shares of the Company’s common stock, pursuant to a Stock Option Grant and Stock Option Agreement between you and the Company, and having an exercise price which is determined by the Board of Directors in good faith to be the fair value of such shares on the later of your Start Date or the date of the grant.

You agree that the parties’ rights and obligations with respect to the equity grant described above will be subject to the terms and conditions of option agreement and the Company’s 2011 Equity Incentive Plan.

(b)

Notwithstanding the foregoing, the parties acknowledge and agree that if there is a Change of Control (as defined below) involving the Company, then 100% of all of your unvested options of all types shall vest and become immediately exercisable as of the consummation of the Change of Control. For the purposes of this Offer Letter, the term “Change of Control” shall mean the sale of all or substantially all of the assets or stock of the Company or a merger, consolidation or similar transaction in which the persons entitled to elect a majority of the members of the Board of Directors of the Company immediately before the transaction are unable to do so following the transaction. The parties acknowledge and agree that to the extent that this Section 5(b) conflicts with any term of an option agreement and/or grant document listed in Section 5(a) (including, but not limited to, any term of such option agreement or grant document that permits or requires that a termination without “Cause” or as a result of a

“Constructive Termination” occur following a Change of Control in order for unvested options to become vested and fully exercisable) then the terms of this Section 5(b) shall govern.

6.	Fringe Benefits. You will be entitled to the employee benefits generally provided to other executive officers of the Company. You will also be entitled to reimbursement for ordinary and necessary business expenses incurred by you in the performance of your duties for the Company in accordance with standard company practices, including the substantiation of any expenses incurred. You will be entitled to four weeks of vacation annually.

7.	Non-Competition; Confidentiality. You and the Company acknowledge and agree that you have executed and delivered to the Company the Company’s standard Nondisclosure, Nonsolicitation and Noncompete Agreement. By signing this Offer Letter and accepting the consideration provided for herein, you expressly reaffirm your obligations under such Agreement.

8.	Termination. Your employment will continue until terminated in accordance with Section 1 unless earlier terminated in accordance with this Section 8. The Company shall be entitled to terminate your employment for “Cause”, as defined below (without prior notice) and you shall be entitled to terminate your employment with the Company in the event of a “Constructive Termination”, as defined below (subject to the terms of Section 8(c)(ii)).

(a)	Without Cause or Constructive Termination. If your employment with the Company is terminated by the Company without Cause or if you terminate your employment as the result of a Constructive Termination, the obligations of the Company to you will be as follows:

(i)	Severance Payment. For the twelve (12) month period following the effective date of termination of your employment (the “Severance Period”), you will be entitled to receive as severance an amount equal to a continuation of your base salary during such period, and to the extent permitted by law and the Company’s ERISA Plans, the Company’s ERISA contribution made on your behalf at the rate that was in effect immediately prior to your termination, paid periodically in accordance with the Company’s standard compensation schedule.

(ii)	Benefits. During the Severance Period, the Company will continue to provide to you or on your behalf all of the other fringe benefits which you enjoyed immediately preceding your termination.

(b)	Termination for Cause or not Constituting a Constructive Termination. If your employment with the Company is terminated by the Company for Cause or by you without constituting a Constructive Termination, the obligations of the Company to you will be as follows:

(i)	Compensation. You will be entitled to receive your base salary through the date of termination, including any accrued vacation to that date.

(ii)	Benefits. Your entitlement to benefits will cease, except as otherwise required by the Company’s ERISA plans or by COBRA or any similar law or regulation then in effect.

(iii)	Vesting of Stock. There will be no further vesting of any shares of any class of stock of the Company that you hold as of the termination.

(c)	Certain Definitions. As used in this Section 8, the following terms have the definitions indicated:

(i)	Cause means the termination of your employment as the result of your conviction of a crime involving moral turpitude, any material act of dishonesty by you involving the Company or any of its affiliates or a breach by you of the terms of any noncompetition, nonsolicitation or nondisclosure obligation you have to the Company.

(ii)	Constructive Termination means a material diminution in your title, job responsibilities or duties, a material breach of this Offer Letter by the Company, a material reduction in your compensation or the relocation of the Company’s principal office beyond a radius of 25 miles from its current location, in any case unless otherwise approved by you. “Constructive Termination” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth above within sixty (60) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate your employment within one hundred eighty (180) days from the date that a ground for Constructive Termination first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Constructive Termination, and failure to adhere to such conditions in the event of Constructive Termination shall not disqualify you from asserting Constructive Termination for any subsequent occurrence of Constructive Termination.

9.	Intentionally left blank.

10.	Compliance with Section 409A.

(a)	If any payments or benefits set forth in herein constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”), then the following conditions apply to the payment of such payments or benefits: (i) any termination of your employment triggering payment of such payments or benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any such payments or benefits that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if you are a “specified employee” (as that term is used in Section 409A on the date your separation from service becomes effective, any payments or benefits that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of: (A) the business day following the six-month anniversary of the date your separation from service becomes effective, or (B) the date of your death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of: (A) the business day following the six-month anniversary of the date your separation from service becomes effective, or (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date; (iii) it is intended that each installment of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A; and (iv) neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)	Notwithstanding any other provision herein to the contrary, in the event of any ambiguity in the terms of this offer letter, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c)	The parties intend all payments and benefits hereunder to be in compliance with Section 409A. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A.

(d)	All reimbursements provided under this Offer Letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

11.	Choice of Law; Venue. This Offer Letter shall be deemed to have been made in Massachusetts and shall take effect as an instrument under seal in Massachusetts, and its validity, interpretation and performance shall be governed by the internal law of Massachusetts, without giving effect to conflict of law principles. Both you and the Company agree that any action or claim related to this Offer Letter or its breach shall be commenced in Massachusetts in a court of competent jurisdiction.

12.	Entire Agreement. This Offer Letter, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including but not limited to any prior offer letters with the Company). No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Offer Letter will affect, or be used to interpret, change or restrict, the express terms and provisions of this Offer Letter.

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of this offer by signing and returning to me a copy of this Offer Letter.

Very truly yours,

GI DYNAMICS, INC.

By:	/s/ Stuart Randle

Title:	President & CEO

I accept the offer of employment of GI DYNAMICS, INC. outlined above.

/s/ Mark Twyman
Mark Twyman
Date: November 29, 2011